Exhibit 99.1

John P. Driscoll and John Glaser, PhD Join Press Ganey Board

Boston--(BUSINESS WIRE)--Press Ganey Holdings, Inc. (NYSE: PGND) today announced that John P. Driscoll and John Glaser, PhD have been appointed to its board of directors effective April 25, 2016.  Mr. Driscoll will also be appointed to Press Ganey’s Audit Committee effective May 20, 2016.  Mr. Driscoll is Chief Executive Officer and a member of the board of directors of Care Centrix, Inc., an at-home health care company. Dr. Glaser is Senior Vice President, Population Health, at Cerner Corporation, a global supplier of health information technology solutions, services, devices and hardware. Both executives bring extensive board and leadership experience and have demonstrated innovation and excellence throughout their careers in the health care technology space.

“John Driscoll and Dr. John Glaser have distinguished themselves throughout their careers in health care,” said Patrick T. Ryan, CEO, Press Ganey.  “I’m pleased to add their depth of technology and industry experience to our board of directors as we continue to advance patient-centered care through deeper insights driven by Press Ganey’s digital platform.”

Mr. Driscoll formerly served as President at Castlight Health, Inc., a health care technology company and was employed by Medco Health Solutions, Inc., a pharmacy benefits management company, in a variety of leadership positions over a period of 11 years.  Beginning in 2008, Mr. Driscoll served as Medco’s Group President for new markets and led product development for Medco’s employer and health plan clients. He earned a BA and MBA from Harvard University, as well as an MPhil from Cambridge University in England.

Prior to his current role, Dr. Glaser served as Chief Executive Officer of Siemens Health Services, the health information technology business unit of Siemens AG. Previously, Dr. Glaser served as Vice President and Chief Information Officer at Partners HealthCare, Inc. He currently serves on the board of directors of several private companies and holds a BA in Mathematics from Duke University and a PhD in Health Care Information Systems from the University of Minnesota – Twin Cities.

About Press Ganey

Press Ganey Holdings (NYSE: PGND) is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2016, we served more than 26,000 health care facilities.

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